UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 20, 2014

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES

CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

On October 1, 2014, IBM and Lenovo Group Limited announced that Lenovo completed the initial closing of its acquisition of IBM’s x86 server business. Attachment I of this Form 8-K contains information about this transaction that was posted on IBM’s Investor Relations website (www.ibm.com/investor/) on October 20, 2014.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 20, 2014

	By:	/s/ James J. Kavanaugh
James J. Kavanaugh
Vice President and Controller
(Principal Accounting Officer)

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ATTACHMENT I

IBM Completes Initial Closing of the Sale of its x86 Server Business to Lenovo

20 Oct 2014

On October 1, 2014, IBM and Lenovo completed the initial closing of the sale of IBM’s industry standard server business to Lenovo. The details can be found in the press release at http://www-03.ibm.com/press/us/en/pressrelease/44997.wss.

The transition began on October 1, 2014 in countries that are part of the initial closing, which included most major markets. The transaction is expected to close later this year in most other countries which have a larger business footprint, with the remaining countries following in early 2015.

The agreement was announced on January 23, 2014.

Transaction Details and Business Relationships

The divested scope includes System x, BladeCenter and Flex System blade servers and switches, x86-based Flex integrated systems, NeXtScale and iDataPlex servers and associated software, blade networking and maintenance operations. IBM will retain its System z mainframes, Power Systems, Storage Systems, Power-based Flex servers, PureApplication and PureData appliances.

In an effort to ensure a smooth transition for IBM’s and Lenovo’s clients, IBM will provide a series of fee-based services under multi-year agreements.

•                  IBM will continue to provide maintenance delivery on Lenovo’s behalf for an extended period of time, and

•                  IBM will also provide transition support services in IT and a variety of business process services.

Lenovo and IBM have also established a strategic alliance where Lenovo will serve as an Original Equipment Manufacturer (OEM) to IBM and will resell select products from IBM’s industry-leading storage and software portfolio. These include IBM’s entry and midrange Storwize storage product family, Linear Tape Open (LTO) products, and elements of IBM’s system software portfolio, including Smart Cloud software, General Parallel File System and Platform Computing solutions.

Financial Implications

Proceeds and Gain

The transaction price is approximately $2.1 billion and as consideration, IBM received $1.8 billion in cash, with the remaining consideration paid in Lenovo stock.

IBM expects to recognize a total pre-tax gain on the sale of approximately $1.5 billion, which does not include associated costs related to transition and performance-based costs. Net of these charges, the gain is approximately $1.0 billion. Almost all of the gains will be booked in the fourth quarter of 2014, with the remaining portion expected beyond 2014.

Cash Flow

The cash proceeds from the sale of the business are $1.8 billion and will be reflected in the fourth quarter of 2014. These proceeds will not benefit free cash flow but will be reflected in investing cash flow.  In addition, after the initial close IBM expects an impact to operating cash of $0.5 billion in the fourth quarter of 2014 and $0.5 billion in 2015 primarily reflecting the impact of net payables and cash tax payments. Impacts to operating cash will be reflected in IBM’s free cash flow.

Ongoing Revenue and Profit Impact

IBM’s industry standard server business is reported in IBM’s Systems and Technology segment, and the associated maintenance operations are part of the company’s Global Technology Services segment.  In 2013, this combined business delivered $4.6 billion of revenue.

2013 Revenue

($B)	1Q	2Q	3Q	4Q	Full Year

System x Hardware	1.0	1.0	1.0	1.2	4.2

Maintenance	0.1	0.1	0.1	0.1	0.4

Total	1.1	1.1	1.1	1.3	4.6

In 2013, this business was essentially breakeven on a pre-tax income basis with profit from maintenance offset by losses in the System x hardware. Given its transactional skew, the business typically generates profit in the fourth quarter.

Looking forward, IBM will no longer report the System x hardware revenue and profit effective October 1, 2014.  Because IBM will continue to provide maintenance support on Lenovo’s behalf, IBM’s maintenance business supporting the System x hardware will be at lower revenue and margin levels. In addition, the Lenovo reseller relationship will likely impact the margin level of the storage business.

Considering all of this, IBM’s total revenue will be reduced by over four points of constant currency growth during the next 12 months, with a minimal impact to pre-tax income. As a result, this transaction will result in a higher margin profile consistent with IBM’s longer-term business and financial model.

The company provides this information so investors can adjust the revenue and cost elements of their financial models.